Exhibit 10.5

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (“Agreement”) is made and entered into by and between Hoshi Printer (“Printer”) on the one hand, and Autobytel Inc. (“ABT”), on the other hand. Printer and ABT are collectively referred to herein as the “parties.”

1.	Printer’s Resignation as Officer; Resignation From Employment; No Future Employment.

a. Printer has previously resigned from all his officer positions with ABT and his officer and director positions, if any, with each subsidiary of ABT. However, Printer remains an at-will employee of ABT, to be compensated at his base salary as he was under his Former Employment Agreement (as defined below) with similar benefits, including health benefits, excluding bonuses.

b. In consideration of ABT’s promise of a payment of one month’s base salary in the gross amount of Twenty-Two Thousand Eighty-Three Dollars and Thirty-Three Cents ($22,083.33), less normal withholdings and deductions, Printer hereby rescinds, and waives all rights he may have under, all pre-existing employment agreements, written or oral, including but not limited to his Employment Agreement dated April 18, 2001, and the First Amendment thereto of October 1, 2002 (“Former Employment Agreement”), excepting only paragraph 8.2 of Article 8 (“Indemnification; Insurance”) and Articles 9 and 10 of the Former Employment Agreement and all employee stock option agreements, which will remain in full force and effect in accordance with their respective terms, and except as provided in the last paragraph of paragraph 5 below (exclusion from the Printer release). Printer understands and agrees that his current employment status is that of an at-will employee, and that his employment can be terminated by ABT at any time, with or without cause, and with or without notice. While Printer is an at-will employee, his duties shall be limited as follows (only to the extent requested by ABT): Printer will assist with the preparation of ABT’s quarterly report on Form 10-Q for the quarterly period ended September 30, 2004, and, if requested by ABT, the Form 10-K for 2004, as well as assist in the preparation of the restatements of ABT’s consolidated financial statements for the second and third fiscal quarters of 2003, the full fiscal year 2003, and the first and second fiscal quarters of 2004, including without limitation, performing Printer’s normal duties and functions in connection with the preparation of such reports, meeting with the Disclosure Committee of ABT and representatives of ABT’s independent auditors and outside attorneys, and cooperating in any investigation undertaken by the Company’s Board of Directors, its Audit Committee and any other investigation undertaken by the Company’s independent auditors relating to matters of which you have knowledge.

c. In consideration of a second payment of one month’s base salary in the gross amount of Twenty-Two Thousand Eighty Three Dollars and Thirty-Three Cents

($22,083.33), less normal withholdings and deductions, Printer hereby irrevocably tenders his resignation from employment with ABT. Printer understands that this resignation from employment may be accepted at ABT’s pleasure, with 24 hours’ notice, and will be effective immediately upon its acceptance. Printer can also terminate his employment with ABT by written notice to ABT.

d. Printer understands and agrees that, following his accepted resignation from ABT or Printer’s notification of termination, his employment with ABT will not be resumed again at any time in the future. Printer further agrees that he will not apply for or otherwise seek work or employment with ABT or any of its affiliated entities at any time in the future.

2.	Timing and Conditions of Payments to Printer.

a. Provided that Printer abides by all of the terms of this Agreement, and does not revoke it pursuant to paragraph 23 hereof, ABT will provide to Printer’s counsel, Martin N. Gelfand, Esq., as contemplated by paragraph 1.b., a check made payable to Printer in the gross amount of Twenty-Two Thousand Eighty-Three Dollars and Thirty-Three Cents ($22,083.33), less normal withholdings and deductions, within fifteen (15) days after counsel for ABT receives the fully executed original of this Agreement.

b. Provided that Printer abides by all of the terms of this Agreement; re-executes this Agreement promptly after his separation, thus extending his release of claims from the date of initial execution to the date of separation; and does not revoke the Agreement or ADEA release pursuant to paragraph 23 hereof, ABT will provide to Printer’s counsel, Martin N. Gelfand, Esq., as contemplated by paragraph 1.c., a check made payable to Printer in the gross amount of Twenty-Two Thousand Eighty-Three Dollars and Thirty-Three Cents ($22,083.33), less normal withholdings and deductions, within fifteen (15) days of his re-executing the Agreement. The re-execution of this Agreement does not entitle Printer to any monetary payment, except under this paragraph 2.b.

c. Printer acknowledges that he is not entitled to these payments under ABT’s normal policies and practices, that they do not constitute payment for services performed, and that they constitute valuable consideration for his release of claims and for his other promises contained in this Agreement.

3.	Non-Admission of Liability or Wrongdoing.

The parties acknowledge that this Agreement reflects their desire to terminate all aspects of their relationship in an orderly and amicable fashion. The parties in no way acknowledge any fault or liability to the other party or any other person or entity, and this Agreement shall not in any way be construed as an admission by either party or any other person or entity of any fault or liability to any party or any other person or entity.

4.	Responsibility for Taxes.

Printer agrees that he is solely responsible for all tax obligations, including, but not limited to, all payment obligations, which may arise as a consequence of this Agreement. Printer further agrees not to seek or make any claim against ABT for any loss, cost, damage or expense if a claim or adverse determination is made in connection with the tax treatment of any of the proceeds of this Agreement.

5.	Complete Release by Printer (Except as Noted Below).

As a material inducement to ABT to enter into this Agreement, except for the matters exempted from this release as set forth below, Printer hereby irrevocably and unconditionally waives and releases all rights and claims, known and unknown, which he may have against ABT, each of its successors, assigns, agents, directors, officers, administrators, employees, representatives, attorneys, divisions, subsidiaries, affiliates (and agents, directors, officers, administrators, employees, representatives and attorneys of such divisions, subsidiaries, and affiliates), and all persons acting by, through, under or in concert with any of them (collectively “Releasees”) from the beginning of time to the date Printer signs this Agreement. Printer also releases any and all other claims, known and unknown, which he may have for breach of contract, express or implied; breach of the covenant of good faith and fair dealing; wrongful discharge in violation of public policy; and retaliation, harassment, defamation, conspiracy, infliction of emotional distress, invasion of privacy, assault, battery, misrepresentation, or any other tort. This includes but is not limited to a release of all rights and claims Printer may have under:

a. Anti-Discrimination Statutes, such as the California Fair Employment and Housing Act (prohibits discrimination in employment based on race, religious creed, color, national origin, ancestry, physical disability, mental disability, medical condition, sexual orientation, marital status, sex, or age); Title VII of the Civil Rights Act of 1964 (prohibits discrimination in employment based on race, color, national origin, religion, sex or pregnancy); the Age Discrimination in Employment Act (prohibits age discrimination); the Civil Rights Act of 1991 (prohibits discrimination); 42 U.S.C. § 1981 (prohibits discrimination); Executive Order 11246 (prohibits race, color, religion, sex and national origin discrimination); Executive Order 11141 (prohibits age discrimination); the Rehabilitation Act of 1973 (prohibits handicap discrimination); the Equal Pay Act (prohibits paying men and women unequal pay for equal work); and the Americans With Disabilities Act (prohibits discrimination based on disability);

b. Federal and State Employment Statutes, such as the Fair Labor Standards Act (regulates wage and hour matters); the Employee Retirement Income Security Act of 1974 (protects employee benefits); the National Labor Relations Act (protects the right to engage in union activity); the Family and Medical Leave Act

(provides for leaves of absence); the California Family Rights Act (provides for leaves of absence); and the California Labor Code (regulates wages, hours, and other terms and conditions of employment);

c. Other Laws, such as the Racketeer Influenced and Corrupt Organizations Act (RICO) or any similar federal or state law; the False Claims Act, or any similar federal or state law; the Sarbanes-Oxley Act of 2002; and federal, state, or local laws or regulations prohibiting discrimination, retaliation, or harassment in employment or affording protection to “whistleblowers”; and

d. Incentive Plans, such as any bonus, incentive award, or other incentive compensation or benefit policies, practices, or plans, including but not limited to any incentive award for 2004 under ABT’s Short-Term Cash Incentive Plan, the award of which Printer expressly acknowledges is within the sole discretion of the Board of Directors.

However, as the sole exceptions to the foregoing release, nothing herein shall constitute a release by Printer of (a) salary, normal benefits earned for services performed prior to his final separation, and the grant and vesting of all stock options as provided in his employee stock option agreements except that Printer’s release does cover and apply to incentive awards other than existing stock options; (b) the vested retirement benefits, if any, Printer earned or will earn during the period of his employment under ABT qualified retirement plans, as determined under the official terms of those plans; (c) indemnification as provided in a written indemnification agreement, paragraph 8.2 of his Former Employment Agreement, ABT’s charter and by-laws, or by law; or (d) any of ABT’s obligations created by this Agreement.

6.	Release By ABT.

As a material inducement to Printer to enter into this Agreement, ABT does hereby irrevocably and unconditionally waive and release, acquit and forever discharge Printer, and his heirs, executors, administrators, successors and assigns from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, grievances, costs, losses, and expenses (including attorneys’ fees and costs) in any way related to or arising out of his employment with ABT, regardless of whether such claims, obligations, or rights are known or unknown, suspected or unsuspected, fixed or contingent; provided, however, that nothing herein shall release any claims ABT may have for, related to, or arising under, or in connection with (1) any failure of ABT’s public filings with the Securities and Exchange Commission or public disclosure of financial information to comply with (x) Generally Accepted Accounting Principles, (y) the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or (z) the so-called 10b-5 liability standards imposed under federal law or similar standards imposed under state law; (2) any failure of ABT or Printer to comply with (a) the

Sarbanes Oxley Act of 2002 or (b) ABT’s internal Sarbanes Oxley procedures; (3) liabilities, costs, expenses, damages, penalties, or injuries (including without limitation ABT’s legal fees and costs) caused by any civil or criminal suit, investigation, proceeding or action initiated by any individual, or class of individuals, or governmental agency alleging the failures described in clauses (1) and (2); or (4) breach of fiduciary duty arising out of the failure to comply with the duties of due care, loyalty, and supervision, mismanagement, waste of corporate assets, or unjust enrichment; or (5) any rights or claims ABT may have (including, and without in any way limiting, such rights or claims such as an undertaking by Printer to repay any advancement of expenses) under any indemnification arrangements with Printer, whether by charter, by-law, law or agreement.

7.	Knowing and Voluntary Waiver of Known and Unknown Claims.

Printer and ABT acknowledge and agree that, as a condition of this Agreement, they expressly release all rights and claims within the scope of their respective releases in paragraphs 5 and 6 that they do not know about, as well as those they know about. Thus, to the extent consistent with the terms of their respective releases, Printer and ABT expressly waive all rights under Section 1542 of the Civil Code of the State of California, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

8.	Printer’s Representations Re: Claims by or Against Him; No Present or Future Lawsuits, Charges, or Complaints of Any Nature Whatsoever by Printer; Covenant Not To Sue.

a. Printer represents that, to the best of his knowledge, he has not done anything willful that would give ABT a meritorious claim against him, provided such claim is presently unknown to ABT. Expressly excluded from the foregoing representation are potential claims arising from matters presently known to ABT, including those claims presently known to ABT as the result of the investigation being conducted by the audit committee or ABT’s counsel, the review/audit being conducted by ABT’s outside auditors, or otherwise.

b. Printer further represents that he has not filed any lawsuits, charges, claims, grievances, or complaints of any kind against Releasees and agrees that he will not do so at any time hereafter based on, referring to, or incorporating any events, acts or omissions through and including the date hereof, and that, if any lawsuit, claim, charge, grievance or complaint, and/or any legal or grievance proceeding is brought, in whole or in part, on behalf of Printer based upon, referring to, or incorporating any events, acts, or omissions through and including the execution of this Agreement, Printer will request that the lawsuit, claim, charge, grievance or complaint be withdrawn or dismissed with prejudice.

c. Printer further represents and agrees that he will not engage in any conduct or take any action to encourage any person or entity to initiate litigation or assert any other kind of claim against ABT, nor shall he cooperate with or assist any such person or entity in any such litigation or claim; provided, however, that nothing in this paragraph 8 shall prohibit Printer from testifying truthfully pursuant to a subpoena or court order in any legal proceeding, responding to the proper inquiry of a state, federal, or local governmental agency or regulatory body, or otherwise participating in legal or administrative proceedings as required by law.

d. If Printer’s representations in this paragraph 8 prove to be false, or if he violates the promises made in this paragraph 8, including but not limited to filing a lawsuit, charge, claim, grievance, or complaint of any kind against Releasees, based on any events, acts or omissions through and including the date hereof, ABT shall recover the payments made under paragraph 2 hereof, and Printer will pay for all costs and losses, including, but not limited to, actual attorneys’ fees and costs, incurred by Releasees in connection with said lawsuit, charge, claim, grievance, or complaint.

9.	Confidentiality by Printer.

a. As a material inducement for ABT to enter into this Agreement, Printer agrees not to disclose to anyone any information regarding ABT’s financial, accounting, and audit procedures and practices, except as necessary to perform his assigned duties during the remainder of his employment, or as provided in subparagraph 9.c. below. All of the information referenced in this subparagraph 9.a. is hereafter referred to as “Confidential Information.”

b. This section is intended to, and does, preclude Printer from disclosing Confidential Information to, among others, any former employees of Releasees and any job applicants of Releasees, or the media.

c. This section does not prohibit Printer’s disclosure of Confidential Information as may be required by court order, by the proper inquiry of a state, federal, or local governmental agency or regulatory body, by a subpoena to testify issued by a court or arbitrator of competent jurisdiction, or as otherwise required by law. If Printer is required or reasonably anticipates that he will be asked to disclose Confidential Information, he shall immediately give notice to ABT, to the extent permitted by law, by mailing a copy of each such order, inquiry, or subpoena to Ariel Amir, Esq., Executive Vice President and General Counsel, Autobytel Inc., 18872 MacArthur Boulevard, Suite 200, Irvine, CA 92612-1400 (or to such other person as ABT may designate to Printer in writing), such that each is received by ABT no later than seven (7) business days prior to the date Printer is required to disclose Confidential Information or as soon as practicable if he is required to disclose less than seven (7) business days after his receipt of the order, inquiry, or subpoena. Printer agrees that he will take no action, directly or indirectly, to encourage or suggest the issuance of any such order, inquiry, or subpoena.

10.	Different or Additional Facts.

The parties acknowledge that each might hereafter discover facts different from or in addition to those each now knows or believes to be true with respect to a claim or claims released herein, and each expressly agrees to assume the risk of possible discovery of additional or different facts, and agrees that this Agreement shall be and remain effective in all respects regardless of such additional or different discovered facts.

11.	Ownership of Claims.

The parties represent and agree that each has not assigned or transferred, or purported to assign or transfer, to any person or entity, any claims or any portion thereof, or interest therein, being released by this Agreement.

12.	Voluntary Participation in this Agreement.

The parties acknowledge that they have thoroughly discussed all aspects of their rights and this Agreement with their respective attorneys, that they have carefully read and fully understand all of the provisions of this Agreement, that they have been given a reasonable period of time to consider signing this Agreement, and that they are voluntarily signing this Agreement.

13.	No Representations.

The parties represent and agree that no promises, statements, or inducements have been made to them which caused them to sign this Agreement other than those expressly stated in this Agreement.

14.	Governing Law.

This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the State of California.

15.	Successors.

This Agreement shall be binding upon the parties and upon their respective heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of the parties and others released herein, their representatives, executors, successors and assigns.

16.	Arbitration.

Any future dispute between the parties, including but not limited to any dispute regarding any aspect of this Agreement, its formation, validity, interpretation, effect, performance or breach (“arbitrable dispute”), will be submitted to arbitration in Orange County, California, before an experienced employment arbitrator licensed to practice law in California and selected in accordance with the then-current employment arbitration procedures of the American Arbitration Association (“AAA”), as the exclusive forum for resolving such dispute; provided, however, that either party may go to court for injunctive relief, including but not limited to, specific performance. The arbitrator in any arbitrable dispute shall not have authority to modify or change the Agreement in any respect. The arbitration shall be governed in all respects by the then-current employment arbitration procedures of the AAA. The arbitrator’s decision and/or award will be fully enforceable and subject to an entry of judgment by the Superior Court of the State of California for the County of Orange. Should either party to this Agreement hereafter pursue any arbitrable dispute, as defined herein, by any method other than arbitration, the responding party shall recover from the initiating party all damages, costs, expenses, and attorneys’ fees incurred as a result of such action.

17.	Further Necessary Actions.

The parties agree, without further consideration, to execute or cause to be executed, and to deliver to each other, any other documents and to take any other action as may be necessary to more effectively consummate the subject matter of this Agreement.

18.	Proper Construction.

a. The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against any of the parties.

b. As used in this Agreement, the term “or” shall be deemed to include the term “and/or,” and the singular or plural shall be deemed to include the other whenever the context so indicates or requires.

c. The paragraph headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

19.	Severability.

Should any of the provisions of this Agreement be finally determined by any arbitrator or any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

20.	Counterparts.

This Agreement may be executed in counterparts.

21.	Authority.

ABT represents that the individual signing this Agreement on behalf of ABT is fully authorized to sign on its behalf. Printer represents that he has the legal capacity and right to enter into this Agreement and to be bound by its terms.

22.	Survival of Warranties.

All representations and warranties contained in this Agreement shall survive its execution, effectiveness, and delivery. It is expressly understood and agreed by the parties hereto that none of the releases set forth herein is intended to or does release any claims or rights arising out of this Agreement or the breach of it.

23.	Printer’s Time to Consider This Agreement; Right of Revocation.

a. Printer acknowledges that, before signing this Agreement, he was given a period of at least twenty-one (21) days in which to consider it. He further acknowledges that he took advantage of this period to consider this Agreement before signing it to the extent he deemed appropriate; he carefully read this Agreement; he fully understands it; and he is entering into it voluntarily. If Printer signs this Agreement before the end of the twenty-one-day period, it will be his voluntary decision to do so because he has decided that he does not need any additional time to decide whether to sign this Agreement.

b. Printer acknowledges that ABT hereby encourages him to discuss this Agreement with an attorney of his own choosing before signing it. Printer represents that he has in fact sought such advice from his own attorney, Martin N. Gelfand, Esq.

c. Printer may revoke this Agreement within seven (7) days after he first signs this Agreement, in which case it will not go into effect, and he will not receive the payments set forth in paragraph 2 hereof. Printer may also revoke his release of claims under the Age Discrimination in Employment Act only, within seven (7) days after he re-executes the Agreement as provided in paragraph 2.b. hereof, in which case the payment contemplated by paragraph 1.c. will be reduced to Five Thousand Dollars ($5,000) to reflect the reduced value of the consideration to ABT, and the remainder of the release and this Agreement shall remain in full force and effect. In order for a revocation to be effective, Printer’s written revocation must be received no later than the seventh (7th) day after Printer executes or re-executes this Agreement by Mark Ernst, Vice President, Human Resources, Autobytel Inc., 18872 MacArthur Boulevard, Suite 200, Irvine, California 92612-1400.

24.	Cooperation in Litigation or Investigation.

Both before and after his final separation and subject to his assertion of any privilege, if applicable, Printer agrees to reasonably cooperate with ABT and ABT’s lawyers in any litigation that has been or may be brought against ABT, as well as in any governmental investigation of ABT, by providing truthful testimony and by meeting with ABT’s lawyers in advance of such truthful testimony, as reasonably necessary. Printer also agrees to cooperate in the investigation currently being undertaken by the Audit Committee of the Board of Directors of ABT and any other investigation undertaken in the future by ABT, its Board of Directors or a committee thereof, or, at the request of ABT, ABT’s independent auditors, relating to matters of which Printer has knowledge. Printer’s cooperation in these regards will be provided without further compensation or other remuneration, except for reimbursement of out-of-pocket expenses. If Printer is employed elsewhere at the time his cooperation is required, ABT will use its best efforts to schedule time with Printer so as to reasonably accommodate his employment obligations.

25.	No Disparagement.

Printer agrees not to criticize, denigrate, or disparage ABT or any Releasee. ABT agrees to instruct its executive officers and members of the Board of Directors not to disparage Printer.

26.	Entire Agreement.

Except as expressly provided herein, this Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof. This Agreement may be modified only by a writing signed by the parties.

PLEASE READ CAREFULLY. THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Executed at Newport Beach, California, this 7th day of January, 2005.

/s/ Hoshi Printer
Hoshi Printer

Executed at Irvine, California, this 7th day of January, 2005.

/s/ Mark Ernst
Mark Ernst, Vice President, Human Resources, on behalf of Autobytel Inc.

I understand and agree that my re-execution of this Agreement shall update my release to waive any claims (as defined in paragraph 5) that may have accrued since I first executed this release. Re-executed after my separation, at Newport Beach, California, this 5th day of May, 2005.

/s/ Hoshi Printer
Hoshi Printer